Exhibit 99.1


                  SETTLEMENT REACHED IN PRODUCTION CAP DISPUTE


     PITTSBURGH, March 19, 2004 - United States Steel Corporation (NYSE: X)

confirmed an announcement today by Slovak Prime Minister Mikulas Dzurinda and EU

Commissioner for Enlargement Gunter Verheugen that an agreement had been reached resolving a dispute regarding the effective date of limitations upon the production of flat-rolled products at U. S. Steel's Kosice, Slovakia subsidiary.

Those limitations, provided for in the Accession Treaty between Slovakia and the

European Union, were a condition for the European Commission permitting

U. S. Steel Kosice to retain the benefit of Slovakia's foreign investors' tax credit provided for in Article 35 of the Slovak Republic's Income Tax Act and

the agreement between U. S. Steel and the Slovak Republic signed in connection with U. S. Steel's purchase of the Kosice operations. While an agreement has been reached, it will not be finalized until a formal decision has been issued by the European Commission.

     The agreement calls for the tax credit, which is available to U. S. Steel

Kosice through 2009, to be reduced by $70 million from the $500 million limit provided for in the Accession Treaty. In addition, U. S. Steel Kosice agreed to a tax payment of $16 million to the Slovak government in 2004 and the payment of an additional $16 million tax in 2005. While the company is still reviewing the agreement to determine the appropriate accounting, it could record a tax charge of up to $32 million in the first quarter of 2004.

     All parties involved in the negotiations acknowledged that the dispute arose out of a good faith misunderstanding with respect to the meaning of the language of the Accession Treaty providing for the production limitations. Under the terms of the settlement, U. S. Steel Kosice agreed that the Treaty's production limitation provisions, which are based upon U. S. Steel Kosice's 2001 flat-rolled product production and provide for annual increases of 3 percent,

will be honored by the company from January 1, 2004, through the end of 2009 to coincide with the effective period of the foreign investors' tax credit.

     U. S. Steel previously disclosed in its 2003 Form 10-K and prior filings that the settlement of the discussions on this issue between representatives of

Slovakia and the European Commission could take the form of a reduction in the tax credit limit and a payment for taxes.